Exhibit 99.1

ISIS PHARMACEUTICALS AND ELAN CORPORATION CONCLUDE COLLABORATION IN
HEPASENSE JOINT VENTURE AND RESTRUCTURE ORASENSE COLLABORATION
Isis Regains Rights to ISIS 14803 for HCV

        CARLSBAD, CA, November 6, 2002—Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that it has regained rights to ISIS 14803, in connection with the termination of its collaboration with Elan Corporation, plc. (NYSE: ELN) related to the HepaSense™ Ltd. joint venture. Additionally, Isis and Elan have agreed to amend the terms and extend their collaboration in the Orasense™ Ltd., joint venture through the end of 2002.

        "We are pleased to have negotiated favorable outcomes to both of the joint ventures with Elan. Our partnerships with Elan have been highly productive, as we have leveraged the technology contributions and resources from both companies," said B. Lynne Parshall, Isis' Executive Vice President and CFO. "We are enthusiastic about the potential of ISIS 14803 for patients with hepatitis C virus, and very happy to regain complete ownership of this drug. We will continue to aggressively pursue the clinical development of ISIS 14803. Our agreement to continue the Orasense joint venture is a validation of our exciting work to develop oral formulations of antisense drugs, with ISIS 104838 leading the way."

HepaSense

        HepaSense is focused on the clinical development of the antisense drug ISIS 14803 for patients with Hepatitis C. The conclusion of Elan's participation in the collaboration results from Elan's continuing restructuring efforts. As part of the termination, all rights to ISIS 14803 have been returned to Isis, with a potential royalty due to HepaSense.

        ISIS 14803 is an antisense inhibitor of the hepatitis C virus (HVC). Earlier this week, data presented from two Phase II studies demonstrated that ISIS 14803 is active in drug resistant, genotype 1 HCV patients, the most difficult-to-treat patient population. In the first trial, in which patients were dosed for one month, ISIS 14803 resulted in significant viral titer reductions. In a second ongoing trial, in which patients were dosed for three months, even more profound viral titer reductions were observed in six of 17 patients. The safety and efficacy of ISIS 14803 are being further evaluated in this ongoing 40 patient Phase II trial. Data from each of these trials were presented in November at the 53rd annual meeting of the American Association for the Study of Liver Diseases (AASLD) Monday.

Orasense

        Orasense is a joint venture to develop an oral delivery platform for antisense drugs, and to develop an oral formulation of ISIS 104838, an antisense inhibitor of TNF-alpha, for the treatment of rheumatoid arthritis. The collaboration will continue through the remainder of this year, with Isis and Elan contributing funding according to ownership, 80.1 percent and 19.9 percent, respectively. In 2003, Elan will have the option to extend or conclude its participation in the Orasense collaboration.

        In Orasense, multiple oral solid formulations of a second-generation antisense drug are being evaluated in Phase I clinical trials. Data from these trials will be presented at the 2002 annual meeting of the American Association of Pharmaceutical Scientists (AAPS) in November.

        "Through our Orasense collaboration we have shown it is feasible to achieve oral systemic delivery of antisense oligonucleotides," stated Seamus Mulligan, Elan's Executive Vice President for Corporate Business Development. "This represents a major breakthrough in oral delivery of macromolecules. In addition, the agreements with Isis are important steps in Elan's restructuring efforts."

        Isis will conduct a live webcast conference call to discuss this release and the Company's third quarter financial results today, Wednesday, November 6 at 8:30 a.m. Eastern time. To participate over the Internet go to www.isispharm.com or to http://www.firstcallevents.com/service/ajwz369610280gf12.html. A replay of the webcast will be available at this address for up to 30 days.

        Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene® (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 13 antisense products in its development pipeline with two in late-stage development and six in Phase II human clinical trials. Affinitac™, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer, and alicaforsen (ISIS 2302), an ICAM-1 inhibitor, is in Phase III trials for Crohn's disease. Isis has a broad patent estate as the owner or exclusive licensee of more than 1,000 issued patents worldwide. Isis' GeneTrove™ division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services. Ibis Therapeutics™ is a division focused on the discovery of small molecule drugs that bind to RNA. Additional information about Isis is available at www.isispharm.com.

        This press release contains forward-looking statements concerning the potential of ISIS 14803 and ISIS 104838 and the Orasense oral delivery technology. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' research and development programs are described in additional detail in the company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the periods ended December 31, 2001 and June 30, 2002, respectively, which are on file with the U.S. Securities and Exchange Commission. Copies of these and other filings are available from the company.

HepaSense™ is a trademark of HepaSense, Ltd.
Orasense™ is a trademark of OraSense, Ltd.
Vitravene® is a registered trademark of Novartis AG.
GeneTrove™ and Ibis Therapeutics™ are trademarks of Isis Pharmaceuticals, Inc.
Affinitac™, a trademark of Eli Lilly and Company, is an investigational cancer compound being developed through an alliance between Lilly and Isis Pharmaceuticals, Inc. and marketed globally by Lilly.